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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
20 June 2003

PERKINELMER CALLS OUTSTANDING ZERO COUPON CONVERTIBLE DEBENTURES FOR REDEMPTION; COMPLETES FINAL STEP OF Q4 2002 REFINANCING

BOSTON--June 20, 2003--PerkinElmer, Inc. (NYSE: PKI) today announced that in connection with its fourth quarter 2002 debt refinancing it has called for redemption all of its outstanding Zero Coupon Convertible Debentures due 2020 that were not previously repurchased. The zero coupon convertible debentures will be redeemed at a redemption price equal to $554.41 per $1,000 in principal amount at maturity, or an aggregate of approximately $157.4 million. The redemption date has been set at August 7, 2003.

PerkinElmer expects to use amounts it deposited into an escrow account following its December 2002 debt restructuring transactions to pay substantially all of the aggregate redemption price for its zero coupon convertible debentures.

Holders of the zero coupon convertible debentures will receive a notice of redemption within the next several days.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by these forward-looking statements, including risks related to our debt levels, our ability to comply with the financial covenants contained in our credit agreements, a further downturn in our customers' markets, our failure to introduce new products in a timely manner, regulatory changes, risks related to our international operations, our inability to integrate acquired businesses into our existing business and to successfully combine our Life and Analytical Sciences businesses and competition, as well as other factors which we describe under the caption "Forward-Looking Information and Factors Affecting Future Performance" in our most recently filed annual report on Form 10-K and in our most recently filed quarterly report on Form 10-Q. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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PerkinElmer, Inc. is a global technology leader focused in the following businesses - Life and Analytical Sciences, Optoelectronics and Fluid Sciences. Combining operational excellence and technology expertise with an intimate understanding of our customers' needs, PerkinElmer provides products and services in health sciences and other advanced technology markets that require innovation, precision and reliability. The Company serves customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

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For further information:
Investor Contact:
Dan Sutherby
PerkinElmer, Inc.
(781) 431-4306


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